Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

August 12, 2008

among

LONGS DRUG STORES CORPORATION,

CVS CAREMARK CORPORATION

and

BLUE MERGERSUB CORP.

TABLE OF CONTENTS

i

Section 12.12. Severability	66
Section 12.13. Specific Performance	67

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 12, 2008, among Longs Drug Stores Corporation, a Maryland corporation (the “Company”),CVS Caremark Corporation, a Delaware corporation (“Parent”), and Blue MergerSub Corp., a Maryland corporation and a wholly-owned indirect subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, the respective boards of directors of Parent and Merger Subsidiary have determined that it is in the best interests of their respective stockholders, and the board of directors of the Company (the “Board of Directors”) has determined that it is advisable, for Parent to acquire the Company on the terms and conditions set forth herein;

WHEREAS, on the terms and conditions set forth herein, Merger Subsidiary has agreed to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase all outstanding shares of common stock, par value $0.50 per share, of the Company (“Shares”) at a price of $71.50 per Share, in cash without interest (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, following consummation of the Offer, Merger Subsidiary will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct or indirect wholly owned subsidiary of Parent in accordance with the Maryland General Corporation Law (“Maryland Law”), and each Share that is not tendered and accepted pursuant to the Offer (other than Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent or the Company) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, in each case, on the terms and conditions set forth herein;

WHEREAS, the Board of Directors (A) has, by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders on the terms and conditions set forth herein and (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger, on the terms and conditions substantially as set forth herein, and (B) has unanimously resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares into the Offer and, if required by Applicable Law, approve the Merger; and

WHEREAS, the respective boards of directors of Parent and Merger Subsidiary have adopted, approved and declared advisable, and Parent has caused the sole stockholder of Merger Subsidiary to approve, this Agreement providing for the Offer and the Merger in accordance with Maryland Law upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Subsidiary and the Company hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.   (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third-Party offer, proposal or inquiry relating to, or any Third-Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Applicable Law” means, with respect to any Person, any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a

Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of January 31, 2008 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means January 31, 2008.

“Company Disclosure Schedule”  means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect arising out of or resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (B) changes (including changes of Applicable Law or applicable accounting regulations) or conditions generally affecting the industry or the geographic markets in which the Company and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (D) the announcement or consummation of the transactions contemplated by this Agreement, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2008.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental

Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

 “GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks and “off-the-shelf” or “shrink-wrap” items).

“knowledge” of (i) the Company means the knowledge of any of the individuals set forth on Section 1.01 of the Company Disclosure Schedule after reasonable inquiry and (ii) Parent or any of its Subsidiaries means the knowledge of any of the individuals set forth on Section 1.01 of the Parent Disclosure Schedule after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement.

“Permitted Liens” means any Lien that is (i) not material in amount and (ii) does not materially detract from the value of, or materially impair the existing use of, the asset affected by such Lien.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Time	2.01
Adverse Recommendation Change	7.04
Agreement	Preamble
Board of Directors	Preamble
Certificates	3.03
Closing	3.01
Company Board Recommendation	5.02
Company Disclosure Documents	5.09
Company Financial Advisor	5.21
Company Proxy Statement	5.09
Company Restricted Share	3.05
Company SEC Documents	5.07
Company Securities	5.05
Company Stock Option	3.05
Company Subsidiary Securities	5.06
Company Stockholder Meeting	7.02
Compensation Arrangement	5.16
Compensation Arrangement Approvals	5.16
Compensation Committee	5.16
Confidentiality Agreement	7.03
Continuing Employees	8.04
D&O Insurance	8.03
Deemed Assignment Transaction	9.03
Effective Time	3.01
Employee Plans	5.16
End Date	11.01
Exchange Agent	3.03
Healthcare Information Laws	11.01
Healthcare Regulatory Approvals	5.03
Indemnified Person	8.03
Independent Directors	2.03

Lease	5.18
Maryland Law	Preamble
Material Contracts	5.20
Merger	Preamble
Merger Consideration	3.02
MEWA	5.16
Minimum Condition	2.01
Multiemployer Plan	5.16
Notice of Merger	2.01
NYSE	2.04
Offer	Preamble
Offer Documents	2.01
Offer Price	Preamble
Payment Event	12.04
Performance Share	3.05
Permits	5.01
Process Agent	12.08
Representatives	7.03
Requisite Short-Form Merger Shares	2.04
Schedule TO	2.01
Schedule 14D-9	2.02
Shares	Preamble
Subsequent Offering Period	2.01
Superior Proposal	7.04
Surviving Corporation	3.01
Takeover Statute	2.02
Tax	5.15
Taxing Authority	5.15
Tax Return	5.15
Tax Sharing Agreements	5.15
Top-Up Notice	2.04
Top-Up Option	2.04
Top-Up Shares	2.04
Uncertificated Shares	3.03

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.  Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that, with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
The Offer

Section 2.01.  The Offer.   (a) Provided that nothing shall have occurred and be continuing that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I, as promptly as practicable after the date hereof and in any event within ten calendar days after the date hereof, Merger Subsidiary shall commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer to purchase any and all of the outstanding Shares at the Offer Price, net to the seller in cash.  The Offer shall only be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then owned by Parent and/or Merger Subsidiary, represents at least two-thirds of the total number of Shares outstanding on a fully diluted basis (the “Minimum Condition”) and to the other conditions set forth in Annex I.  Merger Subsidiary expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that, without the prior consent of the Company, (i) the Minimum Condition may not be waived and (ii) no change may be made that changes the form of consideration to be paid, decreases the Offer Price or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I or modifies the conditions set forth in Annex I or amends any other term of the Offer in any manner adverse to the holders of Shares.  Notwithstanding the foregoing, (x) without the consent of the

Company, Merger Subsidiary shall have the right to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by Applicable Law and (y) if any condition to the Offer is not satisfied or waived on any scheduled expiration date of the Offer, Merger Subsidiary shall extend the Offer from time to time until such conditions are satisfied or waived; provided, in each case, that Merger Subsidiary shall not be required to extend the Offer beyond the End Date.  Following expiration of the Offer, Merger Subsidiary may, in its sole discretion, provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act.  Merger Subsidiary shall not terminate or withdraw the Offer other than in connection with the termination of this Agreement in accordance with Article 11 hereof.  Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the conditions of the Offer, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares (i) validly tendered and not withdrawn pursuant to the Offer and (ii) validly tendered in the Subsequent Offering Period (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”).

(b)        On the date of commencement of the Offer, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement and other appropriate ancillary Offer documents (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents, along with the notice of the Merger required by Section 3-106(d)(1) of Maryland Law (the “Notice of Merger”), to be disseminated to holders of Shares.  Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Schedule TO, the Offer Documents or the Notice of Merger if and to the extent that such information shall have become (or shall become known to be) false or misleading in any material respect.  Parent and Merger Subsidiary shall use their reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case, as soon as reasonably practicable and as and to the extent required by applicable U.S. federal securities laws.  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel.  Parent and Merger Subsidiary shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

Section 2.02.  Company Action.  (a) The Company hereby consents to the Offer and represents that the Board of Directors, at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Maryland Law, (iii) resolved, subject to Section 7.04(b), to recommend acceptance of the Offer and, if required by Applicable Law, approval of the Merger by its stockholders and (iv) taken all other actions necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder”, “business combination” or other similar statute or regulation promulgated by a Governmental Authority (“Takeover Statute”).  The Company has been advised that all of its directors and executive officers who own Shares intend to tender their Shares pursuant to the Offer.  The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case, true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.

(b)        On the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares, in each case, as and to the extent required by applicable U.S. federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.04(b), shall reflect the recommendations of the Board of Directors referred to above.  Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect.  The Company shall use its reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case, as soon as reasonably practicable and as and to the extent required by applicable U.S. federal securities laws.  Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel.  The Company shall provide Parent, Merger Subsidiary and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

Section 2.03.  Directors.  (a) Effective upon the Acceptance Time, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall cause Parent’s designees to be elected or appointed to the Board of Directors, including by increasing the number of directors and seeking and accepting resignations of incumbent directors.  At such time, the Company shall also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Board of Directors and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors.  Notwithstanding the foregoing, until the Acceptance Time, the Company shall use its reasonable best efforts to ensure that all of the members of the Board of Directors and such committees and boards as of the date hereof who are not employees of the Company shall remain members of the Board of Directors and such committees and boards until the Effective Time.

(b)        The Company’s obligations to appoint Parent’s designees to the Board of Directors shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section.  Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 2.03(b) shall be subject to the receipt of such information.

(c)        Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Independent Directors”) shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

Section 2.04.  Top-Up Option. (a) Subject to Section 2.04(b) and Section 2.04(c), the Company grants to Merger Subsidiary an irrevocable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”), to purchase from the Company up to the number of authorized and unissued Shares equal to the number of Shares that, when added to the number of Shares owned by Merger Subsidiary at the time of exercise of the Top-Up Option, constitutes one Share more than the number of Shares (the “Requisite Short-Form Merger Shares”) entitled to cast 90% of all the votes entitled to be cast by each group or class of shares entitled to vote as a group or class on the Merger after the issuance of all Shares to be issued upon exercise of the Top-Up Option, calculated on a fully-diluted basis or, as may be elected by Parent, on a primary basis at the Effective Time (such Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).

(b)        The Top-Up Option may be exercised by Merger Subsidiary, in whole or in part, only once, at any time during the ten Business Day period following the Acceptance Time, or if any Subsequent Offering Period is provided, during the ten Business Day period following the expiration date of the Subsequent Offering Period, and only if Merger Subsidiary shall own as of such time less than the Requisite Short-Form Merger Shares; provided that notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable to the extent (i) the issuance of the Top-Up Shares would require approval of the Company’s stockholders under Rule 312 of The New York Stock Exchange (the “NYSE”) (unless a waiver or exemption therefrom is obtained from the NYSE), (ii) the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued Shares or (iii) any other provision of Applicable Law or judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares.  The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Subsidiary pursuant to the Top-Up Option shall be determined by multiplying the number of such Shares by the Offer Price, without interest.  Such purchase price may be paid by Merger Subsidiary, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price.  Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c)        In the event Merger Subsidiary wishes to exercise the Top-Up Option, Merger Subsidiary shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Subsidiary intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Subsidiary intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Subsidiary is to take place.  The Top-Up Notice shall also include an undertaking signed by Parent and Merger Subsidiary that, as promptly as practicable following such exercise of the Top-Up Option, Merger Subsidiary intends to (and Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 3-106 of Maryland Law and as contemplated by Section 9.06.  At the closing of the purchase of the Top-Up Shares, Parent and Merger Subsidiary shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Subsidiary a certificate representing the Top-Up Shares.  The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 12.01, and if not so consummated on such day, as promptly thereafter as possible.  The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 3-106 of Maryland Law and as contemplated by Section 9.06 as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

(d)        Parent and Merger Subsidiary understand that the Top-Up Shares will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Each of Parent and Merger Subsidiary represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Subsidiary for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the 1933 Act.  Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities laws.

(e)         Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary or desirable to procure from the NYSE or any other Governmental Authority any necessary waiver or other exemption from the requirements of NYSE Rule 312 or other Applicable Law in order to enable the issuance of the Top-Up Shares to occur without the need to obtain the approval of holders of a majority of the Shares present and voting at the Company Stockholder Meeting.

ARTICLE 3
The Merger

Section 3.01.  The Merger.  (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Maryland Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)        Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no earlier than 30 days after the date of the Notice of Merger and no later than two Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c)        At the Closing, the Company and Merger Subsidiary shall file articles of merger with the State Department of Assessments and Taxation of Maryland and make all other filings or recordings required by Maryland Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the articles of merger are duly accepted by the State Department of Assessments and Taxation of Maryland or at such later time as may be specified in the articles of merger.

(d)        From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Maryland Law.

Section 3.02.  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary or the Company:

(a)        except as otherwise provided in Section 3.02(b) or Section 3.02(c), each Share outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive the Offer Price, in cash without interest (the “Merger Consideration”);

(b)        each Share held by any Subsidiary of the Company immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time;

(c)        each Share owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(d)        each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 3.02(b)).

Section 3.03. Surrender and Payment.  (a) Prior to the Acceptance Time, Parent shall appoint an agent that has been approved in advance by the Company (such approval not to be unreasonably withheld, delayed or conditioned) (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”).  Parent or one of its Subsidiaries shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares.  Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)        Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(c)        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)        After the Effective Time, there shall be no further registration of transfers of Shares.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e)        Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to the Surviving Corporation upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent, the Surviving Company or any of their respective Affiliates shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f)        Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

Section 3.04. No Dissenters’ or Appraisal Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

Section 3.05.  Stock Options, Performance Shares and Restricted Shares.  (a) At the Acceptance Time, each then-outstanding option to purchase Shares granted under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not vested or exercisable, shall be converted into the right to receive, and the Company shall pay to each former holder of any such converted Company Stock Option at or promptly after the Acceptance Time an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Company Stock Option and (ii) the number of Shares such holder could have purchased (assuming full vesting of such Company Stock Option) had such holder exercised such Company Stock Option in full immediately prior to the Acceptance Time.

(b)        At the Acceptance Time, each then-outstanding right to earn a restricted Share under the Company’s performance-based restricted stock grant program (a “Performance Share”) shall be deemed earned (i) at maximum, if such Performance Share relates to the 2008/2009 performance cycle, and (ii) target, if such Performance Share relates to the 2009/2010 performance cycle; provided, however, that the portion of such 2009/2010 performance award that is not dependent solely on the Company’s performance in 2009 shall be prorated by a fraction, the numerator of which is the number of days, elapsed between February 1, 2008 and the Acceptance Time and the denominator of which is the number of days in the full 2009/2010 performance cycle.  Earned Performance Shares shall be fully vested and converted into the right to receive the Merger Consideration at the Acceptance Time, and any Performance Shares not earned in accordance with the foregoing shall be cancelled without consideration.

(c)        At the Acceptance Time, each then-outstanding restricted Share granted under any equity or compensation plan or arrangement of the Company (a “Company Restricted Share”) shall vest (and all restrictions thereon shall immediately lapse) and shall be converted into the right to receive the Merger Consideration in accordance with Section 3.02(a).

(d)        The Company shall pay the holders of Company Stock Options and Performance Shares the cash payments described in this Section 3.05 as soon as reasonably practicable after the Acceptance Time, but in any event no later than the earlier of (i) the Company’s next payroll cycle occurring after the five-day period following the Acceptance Time or (ii) ten Business Days following the Acceptance Time.

Section 3.06.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number of shares or a different class, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Stock Options, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 3.07.  Withholding Rights.  Notwithstanding anything to the contrary contained herein, each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles 2 and 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law, and if any such amounts are deducted and withheld, the Surviving Corporation or Parent, as the case may be, shall timely pay such amounts over to the appropriate Government Authority.  If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 3.08.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the completion of the letter of transmittal by such Person and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

ARTICLE 4
The Surviving Corporation

Section 4.01. Articles of Incorporation.  The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.02.  Bylaws.  The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5
Representations and Warranties of the Company

Subject to Section 12.05, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 5.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, has all corporate powers and has, and has had at all relevant times, all governmental licenses, authorizations, permits, consents and approvals (“Permits”) required to carry on its business as now conducted, except for those Permits the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

Section 5.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the affirmative vote of the holders of two-thirds of the outstanding Shares in connection with the consummation of the Merger (if required by Applicable Law), have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of two-thirds of the outstanding Shares entitled to vote thereon (if required by Applicable Law) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger.  Assuming due authorization, execution and delivery hereof by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the

Company enforceable against the Company in accordance with its terms (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)        At a meeting duly called and held, the Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) unanimously adopted this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger, and (iii) unanimously resolved (subject to Section 7.04) to recommend acceptance of the Offer and approval of the Merger by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing and acceptance for the record of articles of merger with respect to the Merger with the State Department of Assessments and Taxation of Maryland and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) actions required by applicable Food and Drug Administration, Drug Enforcement Administration, Medicare/Medicaid, state boards of pharmacy and governmental controlled substances, federal and state insurance and other federal and state Governmental Authorities with jurisdiction over the dispensing or distribution of pharmaceutical products or over the provision of health care items or services, pharmacy benefit management services, durable medical equipment, insurance and risk sharing arrangements and products and services, third-party administrator, utilization review and liquor authorities approvals, in each case, to the extent applicable (the “Healthcare Regulatory Approvals”), (v) applicable requirements of the rules and regulations of the NYSE, (vi) actions required by the Nevada Gaming Commission and the Nevada State Gaming Control Board and (vii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.05.  Capitalization.  (a) The authorized capital stock of the Company consists of (i) 120,000,000 Shares and (ii) 30,000,000 shares of preferred stock, $0.50 par value per share, of which 300,000 shares of preferred stock are classified as Series A Junior Participating Preferred Stock.  As of August 6, 2008, there were outstanding 35,930,604 Shares (of which an aggregate of 464,993 are Company Restricted Shares), no shares of preferred stock, Performance Shares settleable in 412,000 Shares, and employee stock options to purchase an aggregate of 1,622,833 Shares (of which options to purchase an aggregate of 1,313,533 Shares were exercisable).  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.  No Subsidiary or Affiliate of the Company owns any shares of capital stock of the Company.

(b)        Section 5.05(b) of the Company Disclosure Schedule contains a complete and correct list of (A) each outstanding Employee Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of Shares subject thereto, (B) each outstanding Company Restricted Share, including the holder, date of grant and number vested and (C) each outstanding Performance Share, including the holder, date of grant and number of Shares subject thereto.

(c)        There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth in this Section 5.05 and for changes since August 6, 2008 resulting from the exercise of employee stock options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or voting securities of the Company,  (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

Section 5.06.  Subsidiaries.  (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and has, and has had at all relevant times, all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect.  All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b)        All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.  Except for the capital stock or other equity or voting interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.

Section 5.07.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2005 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)        As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)        As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)        Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)        The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)        The Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.  The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2005.

(g)        There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)        The Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(i)        Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

Section 5.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09.  Disclosure Documents.  (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b)        (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on approval of the Merger and at the Effective Time, and (ii) Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.

(c)        The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent or Merger Subsidiary in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.10.  Absence of Certain Changes.  (a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Since the Company Balance Sheet Date through the date hereof, (i) there has not been any action taken by the Company or any of its Subsidiaries that, if such action had been taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 7.01(b), (g), (h), (i), (m)(ii) or (n) and (ii) none of the Company or any of its Subsidiaries have settled any matter referenced in clauses (A), (B) or (C) of Section 7.01(m).

Section 5.11.  No Undisclosed Material Liabilities.  There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto) other than (a) liabilities or obligations disclosed in or reflected or reserved against in the Company’s consolidated balance sheet or in the notes thereto included in the Company’s most recent 10-Q filed prior to the date of this Agreement and (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the Company’s consolidated balance sheet included in the Company’s most recent 10-Q filed prior to the date of this Agreement.

Section 5.12.  Compliance with Laws and Court Orders.  The Company and each of its Subsidiaries is and has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.13.  Litigation.  There is no material action, suit, arbitration, investigation or proceeding (or any reasonable basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties, or, to the actual knowledge of the Company, threatened against or affecting, any current or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable, before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority (including any of the Food and Drug Administration, Department of Health and Human Services, the Drug Enforcement Administration, state Medicaid agencies, state pharmacy boards and other federal or state Governmental Authorities with jurisdiction over the dispensing or distribution of pharmaceutical products or over the provision of health care items or services) or arbitrator.

Section 5.14.  Regulatory Compliance.

(a)        The Permits of the Company and each of its Subsidiaries are valid and in full force and effect, and no violation or default exists under any such Permit, except where the failure to hold any such Permit, the invalidity of such Permit or the existence of any such violation or default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Assuming all Healthcare Regulatory Approvals are obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any Permit except where the revocation or cancellation of such Permit would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)        Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that (i) alleges any material noncompliance (or that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with any Applicable Law, (ii) asserts any material risk-based capital deficiency or (iii) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any material Permit.  Since August 1, 2003, (A) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its material non-compliance with, or material violation of, any Applicable Law and (B) to the knowledge of the Company, no such agreement or settlement has been in effect.

(c)        The Company and each of its Subsidiaries, and to the knowledge of Company, all officers and directors of the Company or any of its Subsidiaries, are in material compliance with, to the extent applicable, (i) all laws, rules and regulations of the Medicare and Medicaid programs, including the Medicare Part D program and Medicare Advantage program, any guidance interpreting such laws rules and regulations, and any other federal health care program; (ii) all federal laws, rules, regulations and applicable guidance relating to health care fraud and abuse, including: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (B) the federal false coding statute, 42 U.S.C. § 1320a-7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., (D) the false claims act, 31 U.S.C. § 3729 et seq.; (iii) any and all state laws relating to health care fraud and abuse; (iv) state laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state laws relating to billing or claims for reimbursement submitted to any third-party payor; (vi) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (vii) any and all federal and state laws relating to insurance, third party administrator, utilization review and risk sharing products, services and arrangements and the like.

(d)        There is no claim, action, suit, investigation or administrative or other legal proceeding pending against, or, to the knowledge of Company, threatened against or affecting, the Company or any of its Subsidiaries relating to the Company’s or any Subsidiary’s participation in any federal, state or private third-party payment program.  No federal, state or private third-party payment program has imposed a material fine, penalty or other sanction on the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries has been excluded or suspended from participation in any such program.

(e)        Since August 1, 2002, none of the Company, any of its Subsidiaries, to the knowledge of the Company, or any director or officer of the Company or any of its Subsidiaries, with respect to actions taken on behalf of the Company or any of its Subsidiaries, (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance or (iv) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii).

(f)        The Company and each of its Subsidiaries are in material compliance with all Applicable Law with respect to matters relating to patient or individual health care information, including the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104−191 and any rules or regulations promulgated thereunder (collectively, the “Healthcare Information Laws”).

(g)        The Company and each of its Subsidiaries (i) are in material compliance with all Applicable Laws and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, and the dispensing of prescription drugs or controlled substances, (ii) are in material compliance with all Applicable Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances and (iii) are not subject to any material sanction or other material adverse action by any Governmental Authority for the matters described above in clause (i) and (ii).

(h)        The Company and each of its Subsidiaries has filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and insurance regulatory authorities and any applicable Federal regulatory authorities, and have timely paid all material fees and assessments due and payable in connection therewith.

(i)        All premium rates, rating plans and policy terms established and used by the Company and each of its Subsidiaries that are required to be filed with and/or approved by Governmental Authorities have been in all material respects so filed and/or approved, the premiums charged conform in all material respects to the premiums so filed and/or approved and comply in all material respects with the Applicable Laws, and to the Company’s knowledge, no such premiums are subject to any material investigation by any Governmental Authority.

(j)        The Company and its Subsidiaries have implemented policies, procedures and/or programs designed to assure that its agents and employees are in material compliance within all Applicable Laws, including laws, regulations, directives and opinions of Governmental Authorities relating to advertising, licensing, marketing and sales practices.  Each of the Company and its Subsidiaries and, to the knowledge of the Company, each broker, producer, consultant, agent or third-party service provider acting on behalf of the Company or any of its Subsidiaries, has marketed, administered, sold and issued insurance and health care benefit products in compliance in all material respects with all Applicable Laws.

Section 5.15.  Taxes.   (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Tax Return required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries has been filed when due in accordance with all Applicable Laws and (ii) each such Tax Return is true and complete.

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has timely paid to the appropriate Taxing Authority all Taxes that are required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, partner, independent contractor, creditor, stockholder or with respect to any payments of royalties, and (ii) adequate accruals and reserves (as determined in accordance with GAAP) have been or will be established for Taxes attributable to taxable periods (or portions thereof) commencing on the day following the Company Balance Sheet Date.

(c)        The consolidated federal income Tax Returns for the affiliated group of which the Company is the common parent through the Tax year ended January 30, 2003 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no written claim, audit, suit or other administrative or court proceeding now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any federal or state income or other material Tax, and no written notice thereof has been received.

(e)        There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f)        During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)        Neither the Company nor any of its Subsidiaries is, or has been, a party to any material written Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time.

(h)        Neither the Company nor any of its Subsidiaries (i) has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or (ii) has filed, or currently expects to file, an Internal Revenue Service Form 8886.

(i)        “Tax” means any (i) tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, and (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person.  “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.  “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 5.16.  Employee Benefit Plans.  (a) Schedule 5.16(a) contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, whether current or contingent.  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.  Such plans are referred to collectively herein as the “Employee Plans.”

(b)        Neither the Company nor any Subsidiary nor any predecessor thereof sponsors, maintains or contributes to, or has in the six years prior to the date hereof sponsored, maintained or contributed to, any single employer or multiple employer plan subject to Title IV of ERISA.

(c)        Neither the Company nor any Subsidiary nor any predecessor thereof contributes to, or has in the six years prior to the date hereof contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a

“Multiemployer Plan”), or any multiple employer welfare arrangement, as defined in Section 3(40) of ERISA (a “MEWA”).

(d)        Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter would reasonably be expected to be revoked or not be issued.  The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan.  No material events have occurred with respect to any Employee Plan that could result in payment by or assessment or Lien against the Company or any of its ERISA Affiliates of any material excise taxes under Sections 417, 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code or Title IV of ERISA.

(e)        The consummation by the Company of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits (including acceleration of vesting or exercise of an incentive award) under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.  There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.  Section 5.16(e) of the Company Disclosure Schedule lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside in a trust or other funding vehicle amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided or made available to Parent.

(f)        Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired,

former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g)        Since the Company Balance Sheet Date and through the date hereof, there has been no amendment to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended January 31, 2008 and was made other than in the ordinary course of business.

(h)        Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization, in each case that would cover the employees of the Company or its Subsidiaries.

(i)        There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official that would reasonably be expected to result in material liability to the Company.

(j)        Since the Company Balance Sheet Date and through the date hereof, neither the Company nor any of its Subsidiaries has effectuated or announced (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.

(k)        The Compensation Committee of the Board of Directors (the “Compensation Committee”) has approved each Employee Plan pursuant to which consideration is payable to any officer, director or employee (each, a “Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act (the approvals referred to above, the “Compensation Arrangement Approvals”).  The Board of Directors has determined that the Compensation Committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 5.17.  Environmental Matters.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect:  (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law or Environmental Permit; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and, to the knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b)        Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(c)        For purposes of this Section 5.17, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 5.18.  Properties.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

(c)        Section 5.18 of the Company Disclosure Schedule contains a true and complete list of (i) each Lease that relates to any retail store of the Company or any of its Subsidiaries that (A) was a top 100 retail store of the Company and its Subsidiaries based on revenues generated during the twelve months ending January 31, 2008 or (B) is located in Hawaii, in each case, together with the expiration date of the current term thereof, a description of any renewal options thereunder and the annual rent for the remaining term thereof and (ii) all plans of the Company or any of its Subsidiaries as of the date hereof to (A) enter into any Lease, together with the status of such commitment as of the date hereof, (B) modify, extend, renew or terminate any Lease existing on the date hereof, (C) sell, purchase or acquire any real estate or (D) close any of the stores of the Company or any of its Subsidiaries that are open on the date hereof.  Except as set forth on Section 5.18 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries has any plans or intentions to take, or make any commitment to take, any of the foregoing actions.

Section 5.19.  Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:  (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) neither Company nor its Subsidiaries have infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vi) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets; and (vii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 5.20.  Material Contracts.  (a) As of the date hereof, neither the Company nor any Subsidiary is a party to or bound by:

(i)                 any agreement relating to the pharmacy benefit administration and management services business owned or operated by the Company or any of its Subsidiaries that would reasonably be expected to generate net annualized revenues in an amount in excess of $5 million;

(ii)                 any material partnership, joint venture or other similar agreement or arrangement;

(iii)                 any agreement entered into after January 31, 2007 relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(iv)                 any agreement for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for either annual payments by or to the Company and its Subsidiaries of $30 million or more that cannot be terminated on not more than 60 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(v)                 any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) with an aggregate committed or outstanding principal amount exceeding $10 million;

(vi)                 any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries);

(vii)                 any agreement between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, director or officer (or, to the Company’s knowledge, any of their respective Affiliates), on the other hand in each case of the type and amount that would be required to be disclosed in the Company’s annual proxy statement under Item 404 of Regulation S-K under the 1933 Act that has not been previously disclosed in the Company SEC Documents; or

(viii)                 any agreement that requires annual payments in excess of $5 million or is otherwise material containing any provision pursuant to which the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, would require any consent or other action by any Person thereunder, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, thereunder, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled thereunder.

(b)        Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each contract disclosed or required to be disclosed in Section 5.20 of the Company Disclosure Schedule (each, a “Material Contract”) is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to any Material Contract, has violated any provision of, or taken any action which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under, or providing for the termination of, any Material Contract.

Section 5.21.  Finders’ Fees.  Except for J.P. Morgan Securities, Inc. (the “Company Financial Advisor”), a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.22.  Opinion of Financial Advisor.  The Company has received the opinion of the Company Financial Advisor, to the effect that, as of the date of this Agreement, the Offer Price is fair to the Company and its stockholders from a financial point of view.

Section 5.23.  Antitakeover Statutes.  (a) The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from any Takeover Statute, and, accordingly, no Takeover Statute applies or purports to apply to any such transactions.

(b)        The Company has taken all action necessary to render Article Twelfth of the Company’s restated articles of incorporation, as amended,

inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby.

Section 5.24.  No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article 5, no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives, Affiliates or any other person of any documentation or other information by the Company or any of its Representatives or any other person with respect to any one or more of the foregoing.

ARTICLE 6
Representations and Warranties of Parent

Parent represents and warrants to the Company that:

Section 6.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has heretofore delivered to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 6.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action.  Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of articles of merger with respect to the Merger with the State Department of Assessments and Taxation of Maryland and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act or any other state or federal securities laws, (iv) actions required by applicable Healthcare Regulatory Approvals, (v) applicable requirements of the rules and regulations of the NYSE, (vi) actions required by the Nevada Gaming Commission and the Nevada State Gaming Control Board and (vii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate or articles of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in any violation or breach of any provision of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or Merger Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, only with such exceptions as, in the case of each of clauses (ii) through (iv), would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05.  Disclosure Documents.  (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company

Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on approval of the Merger and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b)        The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that the representations and warranties contained in this Section 6.05(b) will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished in writing to Parent or Merger Subsidiary by the Company specifically for use therein.

Section 6.06.  Finders’ Fees.  Except for Lehman Brothers and Deutsche Bank Securities, Inc., whose fees and expenses will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.07.  Financing.  Parent and Merger Subsidiary have, or will have prior to the expiration of the Offer and the Merger, sufficient cash, available lines of credit or other sources of immediately available funds to enable Merger Subsidiary to purchase all of the Shares outstanding on a fully-diluted basis and to pay all related fees and expenses pursuant to the Offer.

Section 6.08.  Interim Operations of Merger Subsidiary.  Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 6.09.  Litigation.  There is no action, suit, arbitration, investigation or proceeding (or any reasonable basis therefor) pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority (including any of the Food and Drug Administration, Department of Health and Human Services, the Drug Enforcement Administration, state Medicaid agencies, state pharmacy boards and other federal or state Governmental Authorities with jurisdiction over the dispensing or distribution of pharmaceutical products or over the provision of health care items or services) or arbitrator that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.10.  Company Stock.  Neither Parent nor any of its Affiliates is, nor at any time during the last two years has been, an “interested stockholder” of the Company as defined under Section 3-603 of Maryland Law.  Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or is the record holder of Shares, and is not a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares.

Section 6.11.  No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article 6, no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subsidiary to the Company, and Parent and Merger Subsidiary hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company, or any of their Representatives, Affiliates or any other person of any documentation or other information by Parent, Merger Subsidiary or any of their respective Representatives or any other person with respect to any one or more of the foregoing.

ARTICLE 7
Covenants of the Company

The Company agrees that:

Section 7.01.  Conduct of the Company.  From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as set forth in Section 7.01 of the Company Disclosure Schedule,  the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its Permits, (iii) keep available the services of its directors, officers, employees and consultants and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 7.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)        amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)        (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries on a pro rata basis to the equity owners thereof and for regular quarterly cash dividends by the Company with customary record and payment dates on the shares of Company Stock not in excess of $0.14 per share per quarter or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities except for (A) acquisitions of Company Common Stock tendered by holders of Company Stock Options, Performance Shares and Company Restricted Shares outstanding on the date hereof to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto in the ordinary course of business consistent with past practice and in accordance with the terms of the applicable benefit plan or arrangement in effect on the date hereof or (B) acquisitions of Company Common Stock to satisfy the Company’s obligations under the Company’s employee stock ownership plan in effect on the date hereof in the ordinary course of business consistent with past practice and in accordance with the such plan;

(c)        (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those Company Stock Options on the date of this Agreement, (B) any shares of Company Common Stock upon the settlement of Performance Shares that are granted prior to the date of this Agreement in accordance with the terms of those Performance Shares on the date of this Agreement and (C) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)        incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that is attached to Section 7.01(d) of the Company Disclosure Schedule (so long as (x) the purchase price for any “prescription file buy” (excluding the portion of the purchase price attributable to inventory purchased in connection therewith) does not exceed $1 million and (y) the purchase price for any pharmacy store acquisition does not exceed $3 million (excluding the portion of the purchase price attributable to inventory purchased in connection therewith)), (ii) any unbudgeted capital expenditures in an amount not to exceed $250,000 individually or $1 million in the aggregate during any fiscal year of the Company and (iii) any unbudgeted capital expenditures for routine repairs and maintenance in the ordinary course of business consistent with past practice;

(e)        acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses having an aggregate value in excess of $100,000, other than acquisitions or purchases (i) of supplies and inventory in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice or (ii) permitted pursuant to Section 7.01(d);

(f)        enter into any Lease or Lease commitment (or change the status of any plan disclosed on Section 5.18 of the Company Disclosure Schedule), modify, renew, extend or terminate any existing Lease or sell, purchase or acquire or enter into any agreement to purchase or acquire any real estate or close any of the stores of the Company or any of its Subsidiaries that are open on the date hereof, in each case, other than (i) pursuant to commitments disclosed on Section 5.18 of the Company Disclosure Schedule, (ii) prior to the expiration or termination of any applicable waiting period under the HSR Act, in the ordinary course of business consistent with past practice so long as the Company provides to Parent at least five Business Days’ prior written notice of its intention to take such action and (iii) following expiration or termination of any applicable waiting period under the HSR Act, modifications, renewals or extensions of existing leases in the ordinary course of business consistent with past practice so long as the Company provides to Parent at least three Business Days’ prior written notice of its intention to take such action and Parent does not reasonably object to such action during such three-day period;

(g)        sell, lease or otherwise transfer, or create or incur any Lien, other than Permitted Liens, on, any of the Company’s or its Subsidiaries’ material assets, securities, properties, interests or businesses, other than sales of inventory and store merchandise in the ordinary course of business consistent with past practice;

(h)        other than in connection with actions permitted by Section 7.01(d) or Section 7.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practice or (ii) between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries;

(i)        create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than (i) in the ordinary course of business and in amounts and on terms consistent with past practices, (ii) under credit facilities as in effect as of the date hereof or entered into in compliance with this Agreement or (iii) between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries;

(j)        (i) except for any contracts, agreements, arrangements and understandings of the type referenced in Section 5.20(a)(i) entered into in the ordinary course of business consistent with past practice, enter into any contract, agreement, arrangement or understanding that would constitute a Material Contract if it had been entered into as of the date hereof or (ii) terminate, amend or modify in any material respect, any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries in a manner adverse to the Company;

(k)        (i) grant or increase any rights to severance or termination pay to (or amend any existing arrangement with) any current or former employee, officer or director of the Company or any of its Subsidiaries except for payment of severance benefits in connection with individual terminations of employment in the ordinary course of business consistent with the severance pay plan set forth on Section 8.04(d) of the Company Disclosure Schedule, (ii) increase benefits payable under any existing severance or termination pay policies or employment, change in control, retention, sale or bonus agreement or similar agreement, (iii) enter into any employment, change in control, retention, sale bonus, deferred compensation or other similar agreement (or amend any such existing agreement) with any current or former employee, officer or director of the Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by Applicable Law or in order to effectuate the provisions of Section 3.05 of this Agreement) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former employee, officer or director of the Company or any of its Subsidiaries or (v) increase compensation, bonus or other benefits payable to any current or former employee, officer or director of the Company or any of its Subsidiaries except for regularly scheduled merit increases in salaries paid to current employees that are not officers or senior vice presidents or above (which regularly scheduled increases shall for the avoidance of doubt not include market or promotion adjustments) in the ordinary course consistent with past practices and as necessary to comply with Applicable Law;

(l)        change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(m)       (i) settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (B) any stockholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby except, in the case of clauses (A) and (B), if settlement involves an amount not to exceed $1 million individually or $5 million in the aggregate and settlement does not impose any non-monetary restrictions on the Company or any of its Subsidiaries that has not been approved by Parent (such approval not to be unreasonably withheld or delayed and, in any event, given or withheld within four Business Days after receipt of notice thereof) or (ii) enter into any consent order or decree;

(n)        (i) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, or (ii) enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case in an amount not to exceed $1 million individually or $5 million in the aggregate;

(o)        take any action that would make any representation or warranty of the Company hereunder, inaccurate in any respect at, or as of any time before, the Effective Time;

(p)        withdraw or modify, or permit the withdrawal or modification of, the Compensation Arrangement Approvals; or

(q)        agree, resolve or commit to do any of the foregoing.

Section 7.02.  Stockholder Meeting; Proxy Material.  The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the Acceptance Time (or, as applicable, the consummation of any Subsequent Offering Period) for the purpose of voting on the approval of the Merger, unless Maryland Law does not require a vote of stockholders of the Company for consummation of the Merger.  The Board of Directors shall recommend approval of the Merger by the Company’s stockholders.  In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials required by Applicable Law for any such meeting, (ii) use its reasonable best efforts to obtain the approval by its stockholders of the Merger (if required by Applicable

Law) and (iii) otherwise comply with all legal requirements applicable to any such meeting.

Section 7.03.  Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of July 8, 2008 between the Company and Parent (the “Confidentiality Agreement”), the Company shall, upon reasonable notice and request, (i) give Parent and its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.  Nothing contained in this Section 7.03 shall, prior to the Acceptance Time, require the Company to take any action that would, in the good faith judgment of the Company, constitute a waiver of the attorney client or similar privilege or trade secret protection held by the Company or any of its Subsidiaries; provided, however, that the Company shall make a good faith effort to accommodate any request from Parent for access or information pursuant to this Section in a manner that does not result in such a waiver.

Section 7.04.  No Solicitation; Change of Recommendation.  (a) General Prohibitions.  Subject to Section 7.04(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve any transaction, or any Person becoming an “interested stockholder”, under Section 3-603 of Maryland Law, or exempt any transaction or Person from any other Antitakeover Statute, or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, option agreement or other similar instrument relating to an Acquisition Proposal.  It is agreed that, subject to Section 7.04(b), any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b)        Exceptions.  Notwithstanding Section 7.04(a), at any time prior to the Acceptance Time:

(i)                 the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives that, subject to the Company’s compliance with Section 7.04(a), has made a bona fide Acquisition Proposal that the Board of Directors reasonably believes will lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party); and

(ii)                 following receipt of such Superior Proposal, (A) the Board of Directors may make an Adverse Recommendation Change and (B) concurrently with the termination of this Agreement pursuant to Section 11.01(d)(ii), take the actions set forth in Sections 7.04(a)(v) and 7.04(a)(vi);

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the statutory duty of the members of the Board of Directors, as directors, under Maryland Law.

In addition, nothing contained herein shall prevent the Board of Directors from (A) complying with Rule 14e-2(a) under the 1934 Act or Item 1012(a) of Regulation M-A under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.04 (provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action) or (B) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act.

(c)        Required Notices.  The Board of Directors shall not take any of the actions referred to in Section 7.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a current basis of the status and terms of any discussions and negotiations with the Third Party.  In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry or request for discussion from a Third Party regarding an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal.  The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describe any terms or conditions of any Acquisition Proposal.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.04(c).

(d)        “Last Look”.  Further, the Board of Directors of the Company shall not make an Adverse Recommendation Change, unless (i) it has received an Acquisition Proposal that constitutes a Superior Proposal, (ii) the Company promptly notifies Parent in writing at least five Business Days before taking that action of its intention to do so, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, and (iii) Parent does not make, within five Business Days after its receipt of that written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new five Business Day period under this Section 7.04(d)).

(e)        Termination Right.  If, prior to the Acceptance Time, the Board of Directors shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement (including Section 7.04(d)), the Company shall have the right to terminate this Agreement so long as (i) at least 20 Business Days have elapsed from the date the Company publicly announced such Adverse Recommendation Change, (ii) at least 20 Business Days have elapsed from the date the Third Party making such Superior Proposal publicly announced any material amendment to any of the terms or conditions of such Superior Proposal (it being understood that any change to the financial terms shall be deemed a material amendment), (iii) at least 10 Business Days have elapsed from the date of any bona fide increase by Parent of the Offer Price with a view to satisfying the Minimum Condition and (iv) the Minimum Condition is not satisfied; provided that, simultaneously with any termination pursuant to this Section 7.04(e), the Company shall pay the amount due pursuant to Section 12.04(b) in connection with such termination.

(f)        Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares on terms that the Board of Directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of the Company’s stockholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 7.04(d)) which the Board of Directors determines is reasonably likely to be consummated without undue delay relative to the transactions contemplated by this Agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors.

(g)        Obligation to Terminate Existing Discussions, Etc.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal.  The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof that is still in effect in accordance with the terms thereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) in accordance with the terms of such confidentiality agreement.  The Company shall use its reasonable best efforts to secure certifications of such return or destruction from such other Persons as promptly as practicable.

Section 7.05.  Compensation Arrangements.  Prior to the Effective Time, the Company (acting through its Compensation Committee) will take all steps that may be necessary or advisable to cause each Compensation Arrangement entered into by the Company or any of its Subsidiaries on or, subject to the restrictions contained in this Agreement, after the date hereof to be approved by the Compensation Committee (comprised solely of “independent directors” determined in the manner described in the last sentence of Section 5.16(k)) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d−10(d) of the 1934 Act.

ARTICLE 8
Covenants of Parent

Parent agrees that:

Section 8.01.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 8.02.  Voting of Shares.  Parent shall vote (or cause to be voted) all Shares beneficially owned by it or any of its Subsidiaries in favor of approval of the Merger at the Company Stockholder Meeting, unless Maryland Law does not require a vote of stockholders of the Company for consummation of the Merger.

Section 8.03.  Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)        For six years after the Acceptance Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each current and former officer, director, trustee, member, fiduciary and agent of the Company and its Affiliates and each person who served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (each, together with such person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by

Applicable Law; provided, however, that such advance shall be conditioned upon the Surviving Company’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 8.03(a)), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the Acceptance Time to the fullest extent permitted by Maryland Law or any other Applicable Law or provided under the Company’s articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.  In the event of any such action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such action.

(b)        Parent shall cause the Surviving Corporation to continue in full force and effect for a period of six years from the Acceptance Time the provisions in existence in the Company’s and its Subsidiaries’ articles of incorporation and bylaws and other organizational documents in effect on the date of this Agreement regarding elimination of liability of directors, indemnification and exculpation of officers, directors and employees and advancement of expenses.

(c)        For six years after the Acceptance Time, Parent shall cause the Surviving Corporation to provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) of the Company in respect of acts or omissions occurring prior to the Acceptance Time covering each Indemnified Person currently covered by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof as well as covering claims brought against each Indemnified Person under ERISA (or a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent providing coverage, benefits and terms no less favorable to the Indemnified Persons than the Company’s current such policy as well as covering claims brought against each Indemnified Person under ERISA; for the avoidance of doubt, the Company may purchase such “tail policy” at its option prior to the Acceptance Time, and, in such case, Parent shall cause such policy to be in full force and effect for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation); provided that, in satisfying its obligation under this Section 8.03(c), the Surviving Corporation shall not be obligated to pay annual amounts in the aggregate in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 8.03(c) of the Company Disclosure Schedule; and provided further that, if the aggregate annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Acceptance Time, for a cost not exceeding such amount.

(d)        If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.

(e)        The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under Maryland Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.04.  Employee Matters.  (a) From the Acceptance Time until a period of one year following the Effective Time, Parent shall provide to all employees of the Company or any of its Subsidiaries as of the Acceptance Time who continue employment with the Company or any of its Affiliates after the Acceptance Time or the Surviving Corporation or any of its Affiliates after the Effective Time (“Continuing Employees”) with (i) base salary or base wages that are no less than the base salary or base wages provided to each such Continuing Employee immediately prior to the Acceptance Time and (ii) other compensation and benefits that are in the aggregate substantially comparable to such other compensation and benefits provided by the Company and its Subsidiaries as in effect immediately prior to the Acceptance Time other than equity-based compensation.  Notwithstanding the foregoing or anything else contained herein to the contrary, following the Effective Time the Continuing Employees shall be considered and be eligible for equity-based compensation awards denominated in the equity of Parent on a basis that is no less favorable than applies to similarly situated employees of Parent and its Subsidiaries, as determined by Parent in its sole discretion.

(b)        With respect to any compensation and/or benefit program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee becomes a participant, such Continuing Employee shall receive full credit (for purposes of eligibility to participate, vesting, and benefit level and accrual, where applicable under the compensation and/or benefit programs, policies or arrangements of Parent or any of its Subsidiaries), for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) to the same extent that such service was recognized as of the Effective Time under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated (or if no comparable plan exists, under the Company’s 401(k) plan), except for benefit accrual under any final average pay defined benefit pension plan.  Notwithstanding the foregoing, no provision of this Section 8.04(b) shall be interpreted to preclude Parent and/or its Subsidiaries from maintaining, establishing, or amending any programs, policies or arrangements to provide a level of benefits or rate of benefit accrual that differs from the Company’s plans, as long as the Continuing Employee’s service credit is recognized for purposes of such applicable provisions, to the extent relevant thereto.

(c)        Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) are eligible to participate from and after the Acceptance Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated.  If a Continuing Employee commences participation in any health benefit plan of Parent or any of its Subsidiaries after the commencement of a calendar year, to the extent commercially practicable, Parent shall cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) commences participation.

(d)        From the Acceptance Time and for a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who suffers a termination of employment under the circumstances described on Section 8.04(d) of the Company Disclosure Schedule severance benefits in accordance with Section 8.04(d) of the Company Disclosure Schedule (taking into account such Company Employee’s service as required pursuant to Section 8.04(c) above).

(e)        As of the Acceptance Time, Parent shall and shall cause the Company and its Subsidiaries to, and from and after the Effective Time shall cause the Surviving Corporation and its Subsidiaries to, effectuate the agreements set forth in Section 8.04(e) of the Company Disclosure Schedule.

(f)        Nothing in this Section 8.04 shall (i) be treated as an amendment of, or undertaking to amend any benefit plan, (ii) except as provided in Section 8.04(d) above, prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending or terminating any employee benefit plan, (iii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue the employment of any employees for any period of time or (iv) confer any rights or benefits on any person other than the parties to this Agreement.

ARTICLE 9
Covenants of Parent and the Company

The parties hereto agree that:

Section 9.01.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement (including Section 9.02), Parent and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary or desirable under Applicable Law to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b)        Subject to Section 9.02, Parent and the Company shall use reasonable best efforts to: (i) prepare, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Authority necessary to consummate the transactions contemplated hereby; (ii) prosecute such filings and other presentations with diligence; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement.  Parent and the Company shall use reasonable best efforts to facilitate obtaining any final order or orders approving such transactions, consistent with this Agreement and/or to remove any impediment to the consummation of the transactions contemplated hereby.  Parent and the Company shall use reasonable best efforts to furnish all information in connection with the approvals of or filings with any Governmental Authority and shall promptly cooperate with and furnish information in connection with any such requirements imposed upon Parent or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby.  Subject to Section 9.02, Parent shall use reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to remove any impediment imposed by any Governmental Authority to allow the consummation of the transactions contemplated hereby.  Parent and the Company shall each advise the other party promptly of any material communication received by such party or any of its

Affiliates from the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority in connection with the transactions contemplated hereby.  Parent and Company shall each consult with the other in advance of any material meetings with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority.

Section 9.02.  HSR Clearance.  (a) In furtherance and not in limitation of Section 9.01, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and to take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)        Without limiting the foregoing, Parent shall promptly take, in order to consummate the transactions contemplated hereby, all actions necessary to (i) secure the expiration or termination of any applicable waiting period under the HSR Act and (ii) resolve any objections asserted with respect to the transactions contemplated under this Agreement under any antitrust Applicable Law or the Federal Trade Commission Act, raised by any Governmental Authority, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby, including (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority (or with any private party, but only in this latter case, in order to vacate, lift, reverse, overturn, settle or otherwise resolve any decree, judgment, injunction or other order that prevents, prohibits, restricts or delays the consummation of the transactions contemplated hereby that may be issued by any court or other Governmental Authority in favor of that third party), (B) selling, divesting or otherwise conveying particular assets or categories of assets or businesses of Parent and its Subsidiaries, (C) agreeing to sell, divest or otherwise convey any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Acceptance Time and (D) permitting the Company to sell, divest or otherwise convey any of the particular assets or categories of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time.  All such efforts shall be unconditional and shall not be qualified by best efforts and no actions taken pursuant to this

Section 9.02 shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.  Parent shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the transactions contemplated under this Agreement.  Notwithstanding anything in the foregoing or in Section 9.01 or anything otherwise contained in this Agreement that may in any such case be deemed to the contrary, the parties hereto understand and agree that Parent shall not be required to take any action, agree to any matter or accept any remedy of any type set forth in the foregoing provisions of this Section 9.02 with respect to or involving any assets of Parent, the Company or any of their respective Subsidiaries that generated or represented an amount equal to 30% or more of the Company’s consolidated operating profit for the twelve month period ending January 31, 2008.

Section 9.03.  Cooperation.  (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, the Offer Documents and the Notice of Merger, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)        In furtherance and not in limitation of the foregoing, the Company shall use its reasonable best efforts to obtain consents from the landlords under those Leases of the Company or any of its Subsidiaries that would require the landlord’s consent in connection with the transactions contemplated in this Agreement, including a merger or change of control of the tenant under any of the Leases or that deem any such transaction to be an assignment of such Lease requiring the landlord’s consent (either, a “Deemed Assignment Transaction”); provided that Parent shall promptly reimburse the Company for all out-of-pocket expenses incurred by the Company to any landlord in connection with obtaining such consents; provided further that any payment made by the Company to any landlord shall be subject to the prior written consent of Parent (such consent not to be unreasonably withheld or delayed).  The Company agrees, in connection with requests for consents to landlords for Leases pursuant to the foregoing sentence, to make requests as soon as practicable after the date hereof and to pursue such requests in a good faith and diligent manner.  The Company further agrees to provide Parent with detailed progress reports on such requested consents on at least a weekly basis.  Parent agrees to cooperate with the Company’s efforts and to use its reasonable best efforts to obtain such consents by supplying any commercially reasonable information requested by the landlords who are considering such requests.  In addition, in connection with those Leases of the Company or any of its Subsidiaries that merely require that the tenant provide notices before or after a Deemed Assignment Transaction, the Company agrees to send such notices to those landlords identified in writing by Parent in the form prepared by Parent and within the timeframes identified by Parent.  Parent hereby indemnifies the Company and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable attorneys’ fees and expenses) actually incurred or suffered by the Company or any of its Affiliates arising out of the Company complying with its obligations set forth in the foregoing sentence.

Section 9.04.  Public Announcements.  Parent and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, shall consult with each other before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 9.05.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.06.  Merger Without Meeting of Stockholders.  If, at any time after the Acceptance Time, Parent, Merger Subsidiary and any other Subsidiary of Parent shall collectively own at least the Requisite Short-Form Merger Shares, the parties shall take all necessary and appropriate action to cause the Merger to be effected as soon as practicable without a meeting of stockholders of the Company in accordance with Section 3-106 of Maryland Law.

Section 9.07.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)        any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement;

(d)           any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any condition set forth in Article 10 not to be satisfied; and

(e)           any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 9.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 9.08.  Takeover Statutes.  If any Takeover Statute shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

ARTICLE 10
Conditions to the Merger

Section 10.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)        if required by Maryland Law, the Merger shall have been approved by the stockholders of the Company in accordance with Maryland Law;

(b)        no Applicable Law shall prohibit the consummation of the Merger;

(c)        at least 30 days shall have passed since the date of the Notice of Merger; and

(d)        the Acceptance Time shall have occurred.

ARTICLE 11
Termination

Section 11.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)        by mutual written agreement of the Company and Parent;

(b)        by either the Company or Parent if:

(i)                 the Offer has not been consummated on or before August 12, 2009 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated on or before such time; or

(ii)                 there shall be any Applicable Law that (A) makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or (B) enjoins Merger Subsidiary from accepting for payment of, and paying for, the Shares pursuant to the Offer or the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable.

(c)        by Parent if, prior to the Acceptance Time:

(i)                 an Adverse Recommendation Change shall have occurred;

(ii)                 there shall have been an intentional and material breach of Section 7.04; or

(iii)                 the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in clauses (iii) or (iv) of paragraph (b) of

Annex I and (B) is either incurable or, if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the End Date; provided that, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement.

(d)        by the Company if:

(i)                 prior to the Acceptance Time, Parent or Merger Subsidiary shall have (A) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (B) breached any of its representations or warranties (without regard to materiality or Parent Material Adverse Effect qualifiers contained therein), which breach or failure, in the case of clause (A) would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and, in either clause (A) or (B) is either incurable or, if curable, is not cured by Parent by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the End Date; provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement; or

(ii)                 pursuant to Section 7.04(e).

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

Section 11.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional (a) failure of either party to fulfill a condition to the performance of the obligations of the other party or (b) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.  The provisions of Article 12 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
Miscellaneous

Section 12.01. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

CVS Caremark Corporation
One CVS Drive
Woonsocket, Rhode Island 02895
Attention: General Counsel
Facsimile No.: (401) 770-3663

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Louis Goldberg
John Amorosi
Facsimile No.: (212) 450-3800

if to the Company, to:

Longs Drug Stores Corporation
141 North Civic Drive
Walnut Creek, California 94596
Attention: William J. Rainey
Devang Shah
Facsimile No.: (925) 210-6202

with a copy to:

Wachtell Lipton Rosen & Katz
51 West 52nd Street
New York,  New York 10019
Attention: Edward D. Herlihy
David E. Shapiro
Facsimile No.: (212) 403-2000

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice under this Section 12.01 to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. New York City time on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding Business Day in the place of receipt.

Section 12.02.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 12.03. Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Acceptance Time, (A) no amendment shall be made which decreases the Offer Price or the Merger Consideration and (B) any such amendment will require the approval of a majority of the Independent Directors and (ii) after the approval of the Merger by the stockholders of the Company (if required by Maryland Law), there shall be made no amendment that by law requires further approval by stockholders of the Company without the further approval of such stockholders.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04.  Expenses.  (a) General.  Except as otherwise provided in this Section 12.04 and Section 9.03(b), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)        Termination Fee.

(i)                 If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i) or Section 11.01(c)(ii) or by the Company pursuant to Section 11.01(d)(ii), then the Company shall pay to Parent in immediately available funds $115,000,000 minus all amounts reimbursed by the Company pursuant to Section 12.04(c) (the “Termination Fee”), in the case of termination by the Company, simultaneously with such termination and, in the case of termination by Parent, within one Business Day after such termination.

(ii)                 If (A) this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(i), (B) prior to such termination, a bona fide Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or the Company’s stockholders and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that, in each case, for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

For the avoidance of doubt, in no event shall the Company be required to pay more than one Termination Fee.

(c)        Reimbursement.  If this Merger Agreement shall have been terminated pursuant to Section 11.01(b)(i) due to a failure of the Minimum Condition to be satisfied, the Company shall reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after submission of reasonable documentation thereof, for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) up to $10 million actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby (including, for the sake of clarity, those incurred in connection with the negotiation and consideration thereof and the due diligence investigation of the Company and its Subsidiaries).

(d)        Sole Remedy.  The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement.  Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Subsidiary acknowledges and agrees on behalf of itself and its Affiliates that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 12.04, the right to receive the Termination Fee shall constitute each of Parent’s and Merger Subsidiary’s and each of their Affiliates and Representatives sole and exclusive remedy under this Agreement.

Section 12.05.  Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.  Disclosure of any fact or item in any Schedule to the Agreement (i) shall not be considered an admission by the disclosing party that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is reasonably expected to result in, as applicable, a Parent Material Adverse Effect or a Company Material Adverse Effect, or that such item or fact will in fact exceed any applicable threshold limitation set forth in the Agreement and (ii) shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including but not limited to any intellectual property rights) or any law, regulation, order, judgment or decree of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under the Agreement.

Section 12.06.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Section 8.03 only, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)        No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates or designees (which Affiliates and/or designees may pay all or any portion of the consideration payable by Parent and/or Merger Subsidiary pursuant to this Agreement) at any time; provided that such transfer or assignment shall not (i) relieve Parent or Merger Subsidiary of its obligations under this Agreement or prejudice the rights of stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer or Shares converted into cash pursuant to the Merger or (ii) be reasonably likely to delay consummation of the transactions contemplated hereby.

Section 12.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state, except to the extent that Maryland Law mandatorily applies to the matters arising under or in connection with this Agreement.

Section 12.08.  Jurisdiction.   (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or the negotiation, interpretation, validity or performance of this Agreement, or the transactions contemplated hereby (including the Offer and the Merger) and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder whether brought by any party or any of its Affiliates or any of their respective successors or assigns or against any party or its Affiliates or any of their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or in the event (but only in the event) that neither such court has jurisdiction over such action or proceeding, the Delaware Superior Court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

(b)           EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN

SECTION 12.01 OF THIS AGREEMENT.  EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.  EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 12.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10. Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11.  Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

LONGS DRUG STORES CORPORATION

By:	/s/ Warren F. Bryant
	Name:	Warren F. Bryant
	Title:	Chairman, President and Chief Executive Officer

CVS CAREMARK CORPORATION

By:	/s/ Thomas M. Ryan
	Name:	Thomas M. Ryan
	Title:	Chairman, President and Chief Executive Officer

BLUE MERGERSUB CORP.

By:	/s/ David B. Rickard
	Name:	David B. Rickard
	Title:	President

ANNEX I

Conditions to the Offer

Each capitalized term used in this Annex I but not otherwise defined herein shall have the meaning assigned to such term in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other provision of the Agreement, Merger Subsidiary shall not be required to accept for payment or pay for any Shares, and, only after complying with any obligation to extend the expiration date of the Offer pursuant to Section 2.01(a) of the Agreement, may terminate the Offer, if:

(a)        prior to the expiration of the Offer, (i) the Minimum Condition shall not have been satisfied or (ii) the applicable waiting period (and any extension thereof) under the HSR Act shall not have expired or been terminated; or

(b)        at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions exists:

(i)                 there shall be instituted or pending any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such action or proceeding) by any Governmental Authority challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Subsidiary or the consummation of the Merger;

(ii)                 there shall have been any action taken, or any Applicable Law shall have been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that would or is reasonably likely, directly or indirectly, to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Subsidiary or the consummation of the Merger;

(iii)                 (A) the representations and warranties of the Company contained in any of Sections 5.01, 5.02, 5.03, 5.05(a) or 5.21 of the Agreement shall not be true and correct in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representation and warranty that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time) or (B) the other representations and warranties of the Company contained in the Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), except, in the case of clause (B) only, for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(iv)                 the Company shall have breached or failed to perform in all material respects any of its covenants or obligations to be performed or complied with by it under the Agreement prior to such time;

(v)                 the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the conditions specified in clauses (iii) and (iv) of this paragraph (b) do not exist; or

(vi)                 the Agreement shall have been terminated in accordance with its terms.

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